EXHIBIT 99.1

Spirit Airlines' Board Elects Robert L. Fornaro as New Board Member

MIRAMAR, Fla. (May 1, 2014) - Spirit Airlines, Inc. (NASDAQ: SAVE) announced today that its board of directors had elected Robert L. (Bob) Fornaro as its newest board member, effective May 2, 2014.

“We are looking forward to Bob Fornaro becoming an active contributor to our board,” said Spirit’s Chairman of the Board, Mac Gardner. “With Bob’s demonstrated leadership over many years in the airline industry, and in the low-cost segment in particular, we will add a strong and experienced voice to help guide the Company as we continue to implement our growth strategy.”

Mr. Fornaro was Chairman, President and Chief Executive Officer of AirTran Holdings Inc. for several years prior to that Company’s acquisition by Southwest Airlines in 2011. Prior to those roles, he also served as Chief Operating Officer and Chief Financial Officer of the operating company, AirTran Airways, and in senior marketing and planning positions at US Airways and Northwest Airlines.

Fornaro earned a Master’s degree in City & Regional Planning from Harvard University and a Bachelor’s degree in Economics from Rutgers College.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services available for purchase, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit’s all-Airbus fleet currently operates more than 270 daily flights to 55 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

# # #

MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.

Media Inquiries:  MediaRelations@spirit.com / 954-628-4827